Exhibit 10-O-4

Annual Incentive Compensation Plan Metrics for 2014

On February 12, 2014, the Compensation Committee of the Board of Directors of the Company approved the specific performance goals and business criteria to be used for purposes of determining any future cash awards for 2014 for participants, including executive officers, under the Company's shareholder-approved Annual Incentive Compensation Plan (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008). The Corporate performance criteria and weightings to be used for 2014 under the plan include attaining specified levels of:

•	Automotive Revenue (20%)

•	Automotive Operating Margin* (30%)

•	Ford Credit Profit Before Tax (10%)

•	Automotive Operating-Related Cash Flow* (20%)

•	Quality (20%)

Based on business performance results for 2014 against the targeted levels established for each metric, the Compensation Committee will determine the percentage of the target award that is earned, which could range between 0% and 200% depending on actual performance achieved relative to the target levels.

* Excludes special items